Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	DARA BioSciences, Inc. John C. Thomas, Jr. Chief Financial Officer 919-872-5578	Lynn H. Morris Sr. Manager Investor Relations & Corporate Operations 919-872-5578

Point Therapeutics, Inc. Michael P. Duffy Corporate Secretary 781-239-7503

DARA BIOSCIENCES AND POINT THERAPEUTICS ANNOUNCE MERGER PLANS

RALEIGH, NC and WELLESLEY HILLS, MA, October 10, 2007 – DARA BioSciences™, a privately held development-stage pharmaceutical company, and Point Therapeutics, Inc. (NASDAQ: POTP), a biopharmaceutical company, today announced that they have entered into a definitive agreement to merge.

Pursuant to the merger agreement, DARA will merge with a subsidiary of Point, with DARA surviving as a wholly-owned subsidiary of Point. After giving effect to the merger, DARA stockholders will hold 96.4% of Point’s outstanding shares of common stock on a fully-diluted basis, and Point will change its name to DARA BioSciences, Inc. and be based in Raleigh. The acquisition is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code and is expected to close in the first quarter of 2008.

The combined company plans to evaluate and prioritize its potential research and development programs. DARA and Point’s combined R&D assets for the development of therapeutics are focused in the areas of metabolic diseases, including Type 2 diabetes, neuropathic pain, dermatologic disorders, and oncology. A recently signed license agreement with Bayer Pharmaceuticals grants DARA exclusive worldwide rights to a series of patents and compounds for the treatment of metabolic diseases, including Type 2 diabetes and dyslipidemia, expanding DARA’s current product candidate pipeline for metabolic diseases. DARA is also developing a novel therapeutic candidate for the treatment of chronic neuropathic pain in cancer patients, a program that is currently in a Phase 2 clinical trial.

Commenting on the announced merger plans, Richard A. Franco, Sr., DARA’s President and Chief Executive Officer, stated, “All parties involved believe this to be a logical and productive course of action given the potential synergies of combining Point and DARA. We believe this transaction provides an exciting opportunity for the stockholders of both companies to realize value and liquidity from this combination.”

“We are excited about the opportunity to merge with DARA,” said Don Kiepert, Point’s Chairman and President. “The combination of Point and DARA will give our stockholders an opportunity to retain an equity interest in a stronger company with a broad and attractive portfolio of potential products.”

Point and DARA believe that the proposed merger will qualify as a “reverse merger” under NASDAQ Marketplace Rule 4340. As a result, although Point’s common stock is currently listed on NASDAQ, DARA intends to file an initial listing application and satisfy all requirements for initial listing, subject to the completion of the merger and NASDAQ approval. As previously announced on September 17, 2007, Point received a determination letter from the staff of The NASDAQ Stock Market indicating that Point’s securities are subject to potential delisting from NASDAQ. The staff determination was based on the fact that Point does not currently meet the $1 minimum share price requirement for continued listing on NASDAQ and that Point’s recent cessation of its clinical and research operations renders Point a “public shell,” or non-operating company in the opinion of the staff. Point has requested a hearing before a NASDAQ Listing Qualifications Panel and intends to seek continued listing of its common stock pending the completion of the merger, subject to NASDAQ approval.

About Point Therapeutics, Inc.

Point Therapeutics, Inc. is a biopharmaceutical company which has studied its lead product candidate, talabostat, in a number of human clinical trials in late-stage cancers. Recent interim clinical results caused Point’s Independent Data Monitoring Committee to recommend stopping Point’s most advanced clinical trials, two Phase 3 talabostat studies for patients in advanced non-small cell lung cancer. Subsequently, the talabostat clinical development program was put on clinical hold by the FDA. Point has also studied talabostat in several Phase 2 trials, including as a single-agent and in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in Stage IV pancreatic cancer. Due to cash limitations, Point is not currently funding any research or clinical operations.

About DARA BioSciences, Inc.

DARA BioSciences™, Inc. is a Raleigh, North Carolina-based development-stage pharmaceutical company that acquires promising therapeutic molecules and medical technologies directly. DARA focuses its therapeutic development efforts on small molecules from late preclinical development through phase 2 clinical trials. DARA is developing a portfolio of therapeutic candidates for neuropathic pain, metabolic diseases including Type 2 diabetes, and dermatological disorders.

For more information, please contact DARA at 919-872-5578 or visit our web site at www.darabiosciences.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include receipt of stockholder and regulatory approvals and other risks that the transaction might not close, integration of the two companies, risks related to the potential lack of a liquid market for the company’s stock, reliance on key employees, risks of testing of drug candidates for proof of principle, risks of regulatory review and clinical trials, competition, market acceptance for approved products, if any, and intellectual property risks.

Additional Information

In connection with the merger between DARA and Point, Point intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF DARA AND POINT ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DARA, POINT AND THE MERGER. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Point with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Point by directing a request to: Point Therapeutics, Inc., 70 Walnut Street, Wellesley Hills, MA 02481, Attention: Investor Relations.

Point and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Point in favor of the merger. Information about the executive officers and directors of Point and their ownership of Point common stock is set forth in Point’s Annual Report on Form 10-K/A filed with the SEC on April 30, 2007. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of DARA, Point and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.